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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post Effective Amendment No. 4 to Registration Statement on Form S-3 of our report dated May 17, 1996 appearing on page 26 of Premier Laser Systems, Inc.'s Amendment No. 1 to Annual Report on Form 10-K for the year ended March 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the two years ended March 31, 1996 listed under Item 14(a) of that Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Costa Mesa, California
March 13, 1998